Exhibit 8.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

September 3, 2009

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806

    Re:
    HCP, Inc.

Ladies and Gentlemen:

        We have acted as tax counsel to HCP, Inc. (formerly known as Health Care Property Investors, Inc.), a Maryland corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3ASR under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "Commission") on September 3, 2009, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus, by the Company of: (i) shares of common stock, par value $1.00 per share, (ii) one or more series of preferred stock, par value $1.00 per share, (iii) depositary shares, (iv) debt securities, (v) warrants or other rights, (vi) stock purchase contracts, and (vii) units.

        You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a "REIT"). This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through certificates of an officer of the Company (the "Officer's Certificates"). With your permission, we have assumed that the conclusions reached in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel for the Company, dated as of the date hereof, with respect to certain matters of Maryland law are correct and accurate.

        In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer's Certificates. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based on such facts, assumptions and representations, it is our opinion that:

        1.     The Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1954 for its taxable years ending December 31, 1985 and 1986 and in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1987, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

        2.     The statements in the Prospectus set forth under the caption "Material United States Federal Income Tax Considerations," insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer's Certificates may affect the conclusions stated herein. As described in the Prospectus, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

        This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement and Prospectus. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Prospectus under the captions "Material United States Federal Income Tax Considerations" and "Validity of Securities." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP